EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-199455) and Forms S-8 (33-97174, 333-79237, 333-70800, 333-125103, and 333-204200), of The Community Financial Corporation of our report, dated March 10, 2016, with respect to the consolidated financial statements of The Community Financial Corporation and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K of The Community Financial Corporation, for the year ended December 31, 2015.

/s/ Stegman & Company

Baltimore, Maryland
March 10, 2016